Exhibit 99.1

News Release

David R. Lumley Elected to Valspar Board of Directors

MINNEAPOLIS – June 12, 2015 – The Valspar Corporation announced that its board of directors has elected David R. Lumley to serve as a director of the corporation, effective June 10, 2015. Lumley, 60, was appointed to serve on the board’s Audit committee.

“Dave brings strong experience and a track record of success serving global customers,” said Gary Hendrickson, Valspar Chairman and Chief Executive Officer. “Valspar will benefit from his perspective as we continue to grow our business worldwide. It’s a pleasure to welcome Dave to the Valspar Board.”

Lumley recently retired as President and Chief Executive Officer of Spectrum Brands, a global and diversified consumer products company where he served in executive leadership since 2006. Lumley’s background includes more than 25 years of experience in the consumer products industry, including executive leadership roles at Newell Rubbermaid, EAS, Brunswick Bicycles, Outboard Marine Corporation, Wilson Sporting Goods Co. and other companies. Lumley currently serves as a director of Spectrum Brands Holdings, Inc. and Husqvarna AB.

Valspar: If it matters, we’re on it.®
Valspar is a global leader in the coatings industry providing customers with innovative, high-quality products and value-added services. Our 10,500 employees worldwide deliver advanced coatings solutions with best-in-class appearance, performance, protection and sustainability to customers in more than 100 countries. Valspar offers a broad range of superior coatings products for the consumer market, and highly-engineered solutions for the construction, industrial, packaging and transportation markets. Founded in 1806, Valspar is headquartered in Minneapolis. Valspar’s reported net sales in fiscal 2014 were $4.5 billion and its shares are traded on the New York Stock Exchange (symbol:VAL). For more information, visit www.valspar.com and follow @valsparCo on Twitter.

Investor Contact
Bill Seymour
william.seymour@valspar.com
+1 612-656-1328

Media Contact
Kimberly A. Welch
kim.welch@valspar.com
+1 612-656-1347